INCORPORATED UNDER THE LAWS OF MONTANA

No. SHARES



THE GRANT HARTFORD CORPORATION

This Certifies that ______________________ *is the owner of* ______________ *Shares of* **No Par** *each of the Capital Stock of*

THE GRANT HARTFORD CORPORATION

transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, *the said Corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation this* ______ *day of* ______ *A.D. 20*

Secretary President

SHARES No Par EACH

Countersignature: ______________________

Columbia Stock Transfer Company, 601 E. Seltice Way Suite 202, Post Falls, ID 8